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PACIFIC CREST CAPITAL, INC.

STATEMENT REGARDING COMPUTATION OF RATIOS


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                                                          SIX MONTHS ENDED JUNE 30,    FOR THE YEAR ENDED DECEMBER 31,
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INFORMATION FOR RATIO CALCULATION                              1997     1996        1996      1995       1994       1993    1992
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
Interest on deposits                                            7,739     6,733    13,457    12,069     9,358     9,269    11,180
Interest on borrowings                                            604         -        43        15         -        96        49
Total interest expense                                          8,343     6,733    13,500    12,084     9,358     9,365    11,229

Total Rents                                                       375       382       754       757       686       563       797
Percent of rents allocable to interest (Rents x 30%)              113       115       226       227       206       169       239

Income (loss) before income taxes and
 cumulative effect of accounting change                         2,876     2,367     4,508     3,167    (8,373)   (3,356)      766
Add: Portion of rents allocable to interest                       113       115       226       227       206       169       239
Total earnings                                                  2,989     2,482     4,734     3,394    (8,167)   (3,187)    1,005

Preferred dividends                                                 -         -         -       920     1,104         -         -

Total earnings + total interest expense                   A    11,332     9,215    18,234    15,478     1,191     6,178    12,234
Total earnings + interest on borrowings                   B     3,593     2,482     4,777     3,409    (8,167)   (3,091)    1,054

Total interest expense + allocable rents
 + preferred dividends                                    C     8,456     6,848    13,726    13,231    10,668     8,534    11,468
Interest on borrowings + allocable rents
 + preferred dividends                                    D       717       115       269     1,162     1,310       265       288

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                                                          SIX MONTHS ENDED JUNE 30,    FOR THE YEAR ENDED DECEMBER 31,
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RATIOS                                                        1997       1996        1996      1995       1994     1993      1992
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Ratio of earnings to fixed charges:
 Excluding interest on deposits                        (B/D)    5.01x    21.85x    17.75x     2.93x         -         -     3.66x

 Including interest on deposits                        (A/C)    1.34x     1.35x     1.33x     1.17x     0.11x     0.65x     1.07x

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     *EARNINGS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993 WERE INADEQUATE TO
COVER FIXED CHARGES BY $8.2 MILLION AND $3.1 MILLION, RESPECTIVELY.